Exhibit 99.1

                         First Patient Enrolled in Point
      Therapeutics' Second Phase 3 Clinical Trial in Metastatic Non-Small
                                Cell Lung Cancer

    BOSTON--(BUSINESS WIRE)--Feb. 8, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that it enrolled the first patient in the company's second Phase 3 clinical trial, which will evaluate talabostat in combination with pemetrexed versus pemetrexed with placebo in patients with metastatic non-small cell lung cancer (NSCLC).
    This newly initiated Phase 3 trial is being conducted as part of a Phase 3 clinical program in NSCLC consisting of two randomized, double blind placebo controlled trials in up to 800 patients at approximately 100 sites in North America. The first 400-patient trial, evaluating the combination of talabostat with docetaxel versus docetaxel and placebo, has already opened to enrollment.
    "Initiating patient enrollment in our second Phase 3 trial is an important milestone for talabostat's development and the company overall," said Don Kiepert, President and CEO of Point Therapeutics, Inc. "We are excited about studying talabostat in our two Phase 3 trials in metastatic non-small cell lung cancer patients who have failed at least one prior course of chemotherapy," concluded Kiepert.
    The company decided to pursue the Phase 3 program based upon positive data resulting from the Phase 2 trial in metastatic NSCLC. In the Phase 2 study combining talabostat with docetaxel, the total number of observed clinical responses is six, for an overall response rate of 14.3%. Of the six responding patients, two experienced complete responses. In addition, of the first 40 patients enrolled in the study, 48% have survived for at least 12 months.
    The Phase 3 program was initiated in October 2005. The primary study endpoint is progression-free survival. Secondary endpoints include overall survival, objective response rate, duration of response and quality of life. Trial results for both studies are projected for late 2007.
    According to the American Cancer Society, lung cancer is the leading cause of cancer death among men and women in the United States with nearly 60% of people diagnosed dying within one year and nearly 75% dying within two years. Nearly all lung cancers are non-small cell. While treatment options for NSCLC continue to emerge, mortality rates have not improved in the last 10 years, leaving a significant need for advancement in current therapies.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.
    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508